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                                   EXHIBIT 99


                CENTRAL NEWSPAPERS TO PURCHASE 2.5 MILLION SHARES
                OF ITS STOCK FROM NINA PULLIAM CHARITABLE TRUST;
        TRUST TO SELL ADDITIONAL 1.3 MILLION SHARES IN SECONDARY OFFERING


         PHOENIX, AZ. Sept. 21, 1998 - Central Newspapers, Inc. announced that it has reached an agreement to purchase 2.5 million shares of its Class A common stock from the Nina Mason Pulliam Charitable Trust. The purchase price was set at last Wednesday's closing price of $60 per share.

         Central Newspapers has also agreed to register approximately 1.3 million shares of Class A common stock owned by the Trust which will be sold to the public. The offering will be made through a registered secondary offering pursuant to a prospectus.

         Central Newspapers will have an exclusive option for a period of one year to purchase up to 1.5 million shares of Class A common stock or equivalents held by the Trust at $67 per share. The option must be exercised within five days in the event that the average trading price per share for five consecutive trading days during the one year option period is at least $67.

         Central Newspapers has approximately 25.4 million Class A and equivalent common shares outstanding.

         The purchase from the Trust is expected to close in about 60 days. It is subject to probate court approval, financing by the company, receipt of fairness opinions by both parties and execution of definitive documentation.

         Central Newspapers is a media and information company involved primarily in newspaper publishing and related businesses. Its largest operations include The Arizona Republic, The Indianapolis Star & News, and Westech, its high-tech career fairs business. Central Newspapers' stock is traded on the New York Stock Exchange under the ticker symbol ECP.

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    Except for historical information, this news release contains forward-looking statements that involve risks and uncertainties that may cause the company's actual results or outcomes to be materially different from those anticipated and discussed herein. These risks and uncertainties include, but are not limited to, economic weakness in the company's geographic markets; weakness in retail and/or classified advertising; declines in circulation; fluctuations in the price of newsprint; increases in distribution and production costs over anticipated levels, the negative impact of labor agreement issues; and the emergence of new competitors.